Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 (SEC File Number yet to be

assigned)  as  filed  with  the SEC  of  our  audit  report  dated  December  14,  2017,  with  respect  to  the balance sheets  of  Sauer  Energy,  Inc.  as  of  August  31,  2017  and  August  31,  201,  and  the  related statements  of  operations,  stockholders’  equity,  and  cash  flows  for  the  periods  then  ended.  Our report  dated  December  14,  2017,  relating  to  aforementioned  financial  statements,  includes  an emphasis  paragraph relating  to  an  uncertainty  as  to the  Company's  ability  to  continue  as  a going concern.

We  also  consent  to  the  reference  to  us  under  the  heading  “Experts”  in  such  Registration

Statement.

Fruci & Associates II, PLLC

March 12, 2018